Business Consulting Agreement

This Business Consulting Agreement (the “Agreement”) is entered into and effective May 30, 2013 by and between:

Joe Fijak

2736 N. Hampden Court, Unit 201

Chicago, IL 60614

(“Consultant”)

And

Nyxio Technologies Corporation
2156 NE Broadway

Portland, OR 97232

(“Company”)

WITNESSETH

WHEREAS, Consultant provides consultation and advisory services relating to corporate operations and development; and

WHEREAS, the Company desires to be assured of the services of the Consultant in order to avail itself to the Consultant’s experience, skills, knowledge and abilities. The Company is therefore willing to engage the Consultant and the Consultant agrees to be engaged upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Consulting Services: Effective as of May 30, 2013, the Company hereby engages and Consultant hereby accepts the engagement to become a consultant to the Company and to render such advice, consultation, information and services to the Company including (a) leading the development, design, operation, and improvement of the systems that create and deliver the Company’s products; and (b) such related business development and other assistance as the Company shall deem necessary or appropriate for its business.

2.	Compensation: As compensation for the Consultant’s services rendered hereunder, the Company agrees to compensate Consultant as follows:

a.	at a rate of $25,000 per month, payable in bi-monthly installments of $12,500 each on the 15th day and the last day of each month for six months, with the first payment due on June 15, 2013. At the option of the Company, such compensation shall be payable either:

                                                               i.      In cash; or

                                                              ii.      In shares of common stock of the Company to be registered with the Securities and Exchange Commission via an S-8 registration statement. Common shares issued as payment under this provision shall be valued at a price per share equal to the average of the closing market prices for the Company’s common stock during five (5) trading days immediately preceding the due date for such payment; and

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b.	By payment of a lump sum in the amount of $150,000 due six (6) months from the date hereof. At the option of the Company, such compensation shall be payable either:

                                                               i.      In cash; or

                                                              ii.      In shares of common stock of the Company, such shares bearing an appropriate restrictive legend. Common shares issued as payment under this provision shall be valued at a price per share equal to the average of the closing market prices for the Company’s common stock during five (5) trading days immediately preceding the due date for such payment; and

c.	By payment of a cash signing bonus in the amount of $50,000 due 90 days from the date of this Agreement.

3.	Expenses: The Company shall be responsible for all pre-approved travel and other expenses incurred by Consultant in the course of his duties hereunder. Consultant shall provide receipts and vouchers to the Company for all such expenses.

4.	Personnel: Consultant shall be an independent contractor and no personnel utilized by Consultant in providing services hereunder shall be deemed an employee of the Company. Moreover, neither Consultant nor any other such person shall be empowered hereunder to act on behalf of the Company. Consultant shall have the sole and exclusive responsibility and liability for making all reports and contributions, withholdings, payments and taxes to be collected, withheld, made and paid with respect to persons providing services to be performed hereunder on behalf of the Company, whether pursuant to any social security, unemployment insurance, worker’s compensation law or other federal, state or local law now in force and effect hereafter enacted.

5.	Terms: The term of this Agreement shall be effective on May 30, 2013 and shall continue in effect for a period of six (6) months thereafter. This Agreement may be extended by both parties - after the initial six (6) month period is completed and additionally the initial agreement terms for the first six (6) months are fixed and are guaranteed.

6.	Non-Assignability: The rights, obligations, and benefits established by this Agreement shall not be assignable by Consultant. This Agreement shall be binding upon and shall insure to the benefit of the parties and their successors.

7.	Confidentiality: Consultant acknowledges and agrees that confidential and valuable information proprietary to and obtained during Consultants’ engagement by the Company, shall not be, directly or indirectly, disclosed without the prior express written consent of the Company, unless and until such information is otherwise known to the public generally through no fault of Consultant. All documents containing confidential information provided to Consultant by the Company shall clearly and conspicuously be marked with the word “Confidential.”

8.	Limited Liability: Neither Consultant nor any of his employees, officers or directors shall be liable for consequential or incidental damages of any kind to the Company that may arise out of or in connection with any services performed by Consultant hereunder.

9.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the conflicts of law principles thereof or actual domicile parties.

10.	Notice: Notice hereunder shall be in writing and shall be deemed to have been given at the time when deposited for mailing with the United States Postal Service enclosed in a registered or certified postpaid envelope addressed to the respective party at the address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.

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11.	Miscellaneous: No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of the Agreement shall be binding unless executed in writing and agreed upon by all parties. The Agreement supersedes all prior understandings, written or oral, and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof.

12.	Counterparts: This Agreement may be executed in counterparts and by facsimile, each of such counterparts so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the first date written above.

IN WITNESS WHEREOF, the Company and Consultant have duly executed this Agreement as of the day and year first above written.

Nyxio Technologies Corporation	Joe Fijak

/s/ Giorgio Johnson	/s/ Joe Fijak
By: Giorgio Johnson Its: President and CEO	Consultant

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